Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated April 1, 2010, relating to the consolidated financial statements of Qlik Technologies Inc., included in the Registration Statement (Form S-1 No. 333-170618) and related Prospectus of Qlik Technologies Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 2, 2010